Exhibit 99.1

Intcomex, Inc. Announces Additional Board Members

Miami, Florida. On November 16, 2006 the shareholders of Intcomex, Inc. unanimously approved the election of Carol Miltner and Thomas A. Madden to the Board of Directors of Intcomex, Inc. In addition to their participation on the board of Intcomex, Inc. Ms. Miltner will chair the compensation committee and Mr. Madden will chair the audit committee. “We are delighted to have Carol and Tom join the board at this exciting time in our Company’s evolution and look forward to the many insightful contributions they will undoubtedly make as independent board members for Intcomex,” said Tony Shalom, Intcomex CEO.

Ms. Miltner brings over 30 years of management expertise in sales, marketing, distribution and corporate governance. Currently, Ms. Miltner is the CEO of Positive Impact, Inc. and previously she was the CEO of the Global Technology Distribution Council. Carol has held executive level sales and marketing positions with nationally recognized firms, such as, Merisel, Inc. and Ingram Micro, Inc. Ms. Miltner currently serves on the boards of SRS Laboratories, Inc. and QLogic Corporation.

Mr. Madden’s background includes over 30 years of financial management expertise and most recently, he was the Chief Financial Officer of Ingram Micro, Inc. Mr. Madden’s career includes executive leadership positions with both ArvinMeritor, Inc. and Meritor Automotive, Inc. where he served as the Senior Vice President and Chief Financial Officer. Prior to his service with Meritor Automotive, Tom held several senior finance positions with Rockwell International. Currently, Tom serves on the boards of Mindspeed Technologies, Inc., Champion Enterprises, Inc., FreightCar America, Inc and the City of Hope cancer institute. In addition, he is a full time faculty member at the University of California - Irvine’s Paul Merage School of Management.

“I am excited about the industry knowledge and experience that both Tom and Carol bring to the Intcomex board and believe their contributions will help Intcomex to become a dominant IT distribution company in Latin America and the Caribbean,” said Mike Shalom, Intcomex President.

Intcomex is a United States-based value-added distributor of information technology (“IT”) products to Latin America and the Caribbean. Intcomex distributes computer components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to customers in 45 countries.